Exhibit 3.57
FIRST AMENDMENT TO REVOCABLE TRUST AGREEMENT
     THIS FIRST AMENDMENT TO REVOCABLE TRUST AGREEMENT (this “Amendment”) is entered into as of the 31st day of December, 2010, by Aurora LMC, LLC, a Nevada limited liability company (the “Trustor”).
     WHEREAS, on November 30, 2007, Trustor entered into that certain Revocable Trust Agreement (the “Trust Agreement”), by and among the Trustor and James C. New, Martin J. Stefanelli and Marcus Erling, M.D. (the “Trustees”), for the purposes of creating The LMC Revocable Trust, B.T., a Nevada business trust (the “Trust”);
     WHEREAS, the Trustor desires to amend the Trust Agreement pursuant to Section 3 thereof, which amendment will not substantially increase the duties and liabilities of the Trustees;
     NOW, THEREFORE, the Trust Agreement shall be amended as follows:
1.	Except as expressly amended hereby, the Trust Agreement shall remain in full force and effect.

2.	The third paragraph of Section 3 shall be deleted in its entirety and replaced with the following:
“Upon revocation, all property of the trust, including the shares of stock of any business acquired by the trust, shall revert and be transferred to trustor. Notwithstanding the foregoing, if upon revocation, the trust property includes stock of Laboratory Medicine Consultants, Ltd., a professional corporation, such stock shall, after obtaining necessary approvals, either (i) be sold to a third party in a manner compliant with Chapter 89 of the Nevada Revised Statutes and the proceeds of such sale shall be transferred to trustor or (ii) be transferred to a third party appointed by trustor in such a manner as to be compliant with NRS 89.070(1).”
3.	The third paragraph of Section 4 shall be deleted in its entirety and replaced with the following:
“Upon dissolution, all property of the trust, including the shares of stock of any business acquired by the trust, shall revert and be transferred to trustor. Notwithstanding the foregoing, if upon revocation, the trust property includes stock of Laboratory Medicine Consultants, Ltd., a professional corporation, such stock shall, after obtaining necessary approvals, either (i) be sold to a third party in a manner compliant with Chapter 89 of the Nevada Revised Statutes and the proceeds of such sale shall be transferred to trustor or (ii) be transferred to a third party appointed by trustor in such a manner as to be compliant with NRS 89.070(1).”
[Signatures on the Following Page]

     IN WITNESS WHEREOF, the Trustor has executed this Amendment as of the date first above written.

AURORA LMC, LLC
By:	/s/ Martin J. Stefanelli
Martin J. Stefanelli
Chief Operating Officer

[First Amendment to Revocable Trust]